EXHIBIT

23.	Consent of Independent Registered Public Accounting Firm

Exhibit 23

CONSENT OF KPMG LLP, INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 33-45152), on Form S-8 of the Horace Mann Supplemental Retirement and Savings Plan (the “Plan”) of our report dated June 29, 2007 with respect to the statements of net assets available for benefits of the Plan as of December 31, 2006, and 2005, the related statements of changes in net assets available for plan benefits for the years then ended, and the supplemental schedule of assets (held at year end) as of December 31, 2006, which report appears in the December 31, 2006 Form 11-K of the Plan.

/s/ KPMG LLP

Chicago, Illinois

June 29, 2007